Exhibit 10.3
VENTAS, INC.
June 30, 2011
Douglas M. Pasquale
900 E Balboa Blvd.
Newport Beach, CA 92611
Dear Mr. Pasquale,
On behalf of Ventas, Inc. (the “Company”) and in accordance with the terms and conditions outlined in this letter (the “Letter”), I am pleased to confirm that the Company hereby offers you employment, effective upon the Effective Time (as defined under the Agreement and Plan of Merger by and among the Company, Needles Acquisition LLC and Nationwide Health Properties, Inc. (“NHP”), dated as of February 27, 2011 (the “Merger Agreement”)). This Letter will be of no force or effect if the Merger Agreement terminates before the Effective Time. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Merger Agreement. Except as explicitly provided in this Letter, as of and following the Effective Time, this Letter shall supersede and preempt the Second Amended and Restated Employment Agreement between you and NHP, effective as of October 28, 2008 (the “NHP Employment Agreement”).
Below are the terms of your employment with the Company on and following the Effective Time, as well as the treatment of certain equity and equity-related NHP awards held by you:
•	Position. Member of the Board of Directors of the Company (the “Board”) and Senior Advisor to the Chief Executive Officer (“Senior Advisor”). As Senior Advisor, you will report to the Chief Executive Officer of the Company, with duties and responsibilities consistent with assisting in an orderly transition and integration of NHP into the Company, and otherwise as reasonably requested by the Chief Executive Officer of the Company consistent with the terms and conditions of this Letter.
•	Location. Newport Beach, CA
•	Term and Termination. Your employment with the Company shall be for a period commencing at the Effective Time and terminating as of December 31, 2011 (the “Term”). Notwithstanding the above, either you or the Company may terminate your employment with the Company for any reason upon two days’ advance written notice to the other. The “Termination Date” shall be the date on which your employment with the Company (but not your service as member of the Board) ceases for any reason in a manner that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), including your resignation for any reason, the Company’s termination of your employment for any reason, or your death or Disability (as defined in the NHP Employment Agreement).

•	Termination for Cause. The term “Cause” shall be as defined in the NHP Employment Agreement; provided however, a determination of a termination for Cause must be approved by a vote of at least two-thirds of the Board (excluding you), including at least one member of the Board voting for Cause termination who was a member of the board of directors of NHP immediately prior to the Effective Time.
•	Duties. During the Term, you agree to devote your full attention and time during normal business hours to the business and affairs of the Company, to discharge the responsibilities reasonably assigned to you hereunder, and to use your reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Term, you shall not, without the consent of the Chief Executive Officer of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that competes, conflicts or interferes with the performance of your duties hereunder in any material way; provided that, it will not be a violation of this Letter for you to serve on civic or charitable boards or committees, or, with the advance consent of the Chief Executive Officer of the Company, which consent shall not be unreasonably withheld, and subject to Ventas’ Guidelines on Governance, to serve on other corporate boards. The following corporate boards are hereby pre-approved: Alexander & Baldwin; Matson Navigation Company, Inc. (a wholly-owned subsidiary of Alexander & Baldwin); and Terreno Realty Corporation.
•	Base Salary. You shall be a paid base salary at an annual rate of $700,000 (“Base Salary”), in accordance with the Company’s normal payroll practices, and subject to your continued employment on each payment date; provided however, in the event you are terminated by the Company without Cause, or are terminated for death or Disability during the Term, your Base Salary will continue to be payable on the same schedule as if you had continued to work until the end of the Term. In the event your employment with the Company is terminated by either you or the Company, or upon expiration of the Term, and you continue to serve as a member of the Board, you shall receive compensation with respect to your director services on the same terms as all other non-employee directors of the Company during the period of such service.
•	Supplemental Salary. In consideration for the restrictive covenants set forth in this Agreement and for the services you will provide to the Company during the Term, you shall receive an additional cash payment at an annual rate of $180,000 (the “Supplemental Salary”), paid in accordance with the Company’s normal payroll practices, subject to your continued employment at the Company. The Supplemental Salary shall terminate upon the termination of your employment with the Company for any reason.
•	Incentive Compensation. In consideration for the restrictive covenants set forth in this Agreement and for the services you will provide to the Company during the Term, you shall receive incentive compensation in the amount of $4,320,000 (the “Incentive Compensation”), payable promptly following the earlier of (i) December 31, 2011, if you remain employed with the Company through such date or (ii) your termination either by the Company without Cause or due to death or Disability during the Term. For the avoidance of doubt, if your employment with the Company ceases prior to December 31, 2011 for any reason other than (i) termination by the Company without Cause, (ii) death or (iii) Disability, you shall not receive the Incentive Compensation.

•	Benefit Plans. The Company shall provide to you during your employment with the Company the following benefits: (i) medical insurance (including dental, vision, and prescription drug coverage) and life insurance with terms no less favorable, in the aggregate, than the most favorable of those provided to you during the year immediately preceding the Effective Time and (ii) the following perquisites, in annual amounts no greater than listed below, pro-rated for the period of time you are employed with the Company:
•	Performing Arts — $3,500
•	Pacific Club — $7,100
•	Tennis Club — $1,800
•	Gym — $1,100.
The Company shall also, consistent with the Company’s customary practices, arrange to provide you, during the period of your employment with the Company, with office accommodations and support, which shall include computer, personal digital assistant, cell phone, and telecommunication office equipment (e.g., fax machine, copy machine, telephone), reasonable office supplies, subscription to the Wall Street Journal and other publications to which you currently subscribe, and full-time secretarial and IT support (“Advisor Benefits”). If at any point during the Term, the Company terminates your employment as Senior Advisor without Cause, your Advisor Benefits will continue until December 31, 2011.
•	Termination of Employment: Severance and Benefits. If, at any time, your employment ceases for any reason in a manner that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), you will be entitled to receive severance payments and benefits equal to those you would have received under Section IV(1) of the NHP Employment Agreement had you resigned with “Good Reason” as defined therein immediately prior to the Effective Time, which payments and benefits you and the Company agree are properly summarized on Exhibit A hereto. For the avoidance of doubt, the parties agree that you shall not be entitled to any severance payments or benefits under the NHP Employment Agreement other than what is explicitly set forth in this Letter.

•	Vacation. You shall be eligible for paid vacation time of three (3) weeks during the Term.
•	Expense Reimbursement. You shall be reimbursed for out-of-pocket expenses (in your capacity as an employee or director of the Board) in accordance with the Company’s policies and procedures.
•	Stock Options. At the Effective Time, each of your unvested NHP stock options shall become vested, and you shall be entitled to a cash payment in respect of each of your NHP stock options (including both previously vested options and options which become vested at the Effective Time, each of which is listed on Exhibit B) in accordance with Section 3.3(a)(i) of the Merger Agreement; provided, however, that the NHP stock options granted to you pursuant to the Stock Option Agreement between you and the Company dated February 15, 2011, shall not become vested at the Effective Time, and instead will be assumed by the Company, in accordance with Section 3.3(a)(ii) of the Merger Agreement and shall vest on the Termination Date as set forth in Section 2(c) of Exhibit A.
•	Restricted Stock Units. At the Effective Time, each of your outstanding and unvested NHP restricted stock units (each, an “NHP RSU”) (as listed in Exhibit B) shall become vested and you shall be entitled to a cash payment in respect thereof in accordance with Section 3.3(b)(i) of the Merger Agreement; provided, however, that the NHP RSUs granted to you pursuant to the Stock Unit Award Agreement between you and the Company dated February 15, 2011 (“2011 RSUs”), shall not become vested at the Effective Time, and instead will be assumed by the Company in accordance with Section 3.3(b)(ii) of the Merger Agreement (including with respect to the dividend rights described in the 2011 RSU Stock Unit Award Agreement) and shall vest on the Termination Date as set forth in Section 2(c) Exhibit A.
•	2009 and 2010 Performance Shares. At or immediately following the Effective Time, you shall receive, with respect to each of your 2009 and 2010 NHP performance shares (as listed in Exhibit B), a number of shares of common stock of the Company (“Company Common Stock”) equal to the greater of the Actual Performance Share Amount (as defined below) or the Target Performance Share Amount (as defined below). The “Actual Performance Share Amount” shall mean a number of shares of Company Common Stock equal to (x) the number of performance shares that would have vested in accordance with the applicable Performance Share Award Agreement based on NHP’s actual performance for a shortened performance period that terminates immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio (as defined in the Merger Agreement). The “Target Performance Share Amount” shall mean a number of shares of Company Common Stock equal to (x) one hundred percent (100%) of the number of performance shares subject to the applicable Performance Share Award Agreement (i.e., the number of shares vesting at an “Applicable Percentage” (as defined in the each Performance Share Award Agreement) of 100%, and which number of Performance Shares are listed on Exhibit B), multiplied by (y) the Exchange Ratio. Your right to receive the excess of the Target Performance Share Amount over the Actual Performance Share Amount, if any, is in consideration for the restrictive covenants set forth in this Agreement.

•	2011 Performance Shares. At or immediately following the Effective Time, you shall receive with respect to each of your 2011 NHP performance shares (as listed in Exhibit B) a number of shares of Company Common Stock equal to the lesser of the Actual Performance Share Amount or the Target Performance Share Amount (for the avoidance of doubt, taking into account any pro-ration thereof, in accordance with Section 7.1 of the 2011 Performance Share Award Agreement).
•	Dividend Equivalent Rights. The dividend equivalent rights that were granted to you in respect of your 2003, 2004, 2009, 2010 and 2011 NHP stock options and 2006 NHP RSUs (each of which are listed in Exhibit B and collectively referred to as the “NHP DERs”) shall terminate at the Effective Time in accordance with Section 3.3(e) of the Merger Agreement, and be treated in accordance with the terms set forth below.
•	2003/2004 Stock Option NHP DERs. Terminate at the Effective Time except with respect to the rights preserved under Section 2(b)(i) of Exhibit A.
•	2009/2010 Stock Option NHP DERs. Terminate at the Effective Time and an amount in respect of each of the 2009 and 2010 DERs shall be paid to you at or immediately following the Effective Time (and in no event later than sixty (60) days following the Effective Time) equal to the product of (i) the number of remaining dividend payments (as listed on Exhibit B) that would have been payable following the Effective Time pursuant to the terms of the 2009 or 2010 NHP DERs, as applicable, if the transaction contemplated by the Merger Agreement had not occurred, multiplied by (ii) the number of 2009 or 2010 NHP DERs, as applicable (as listed on Exhibit B), multiplied by (iii) the value of the regularly scheduled quarterly dividend payment paid on NHP common stock that was most recently paid prior to the Effective Time.
•	2011 Stock Option NHP DERs. You shall receive a number of replacement dividend rights (each a “Company DER Replacement Right”) equal to the number of 2011 stock option NHP DERs (the “2011 NHP Option DERs”) multiplied by the Exchange Ratio (the number of Company DER Replacement Rights with respect to the 2011 NHP Option DERs is set forth in Exhibit B). The Company DER Replacement Rights will replace the 2011 NHP Option DERs, which will terminate at the Effective Time. The Company DER Replacement Rights shall entitle you to receive a payment, on each date on which a dividend is paid on Company Common Stock (a “Dividend Payment Date”) which occurs during your employment with the Company, equal to the product of (i) the number of Company DER Replacement Rights, multiplied by (ii) the per-share ordinary cash dividend paid on Company Common Stock on such Dividend Payment Date, and all remaining Company DER Replacement Rights in respect of the 2011 NHP Option DERs shall accelerate and be paid to you on or immediately following the Termination Date in accordance with Section 2(b)(ii) of Exhibit A.

•	2006 NHP RSU DERs. In the event that NHP pays a cash dividend on its common stock for which the related dividend payment record date occurs during the calendar quarter in which the Effective Time occurs and prior to the occurrence of the Effective Time, you shall be entitled to an additional number of NHP RSUs immediately prior to the Effective Time equal to (i) the per-share cash dividend paid by NHP on its common stock with respect to such record date, multiplied by (ii) the total number of outstanding and unpaid 2006 NHP RSUs (including any dividend equivalents previously credited thereunder) held by you as of such record date, and in the event that the Effective Time is on or after July 1, 2011, you shall also be entitled to an additional number of NHP RSUs that accrue from the last dividend record date through the Effective Time on a daily rate basis of $.00526 per share of NHP common stock. You shall receive, in respect of any such additional RSUs thereof, a cash payment in accordance with Section 3.3(b)(i) of the Merger Agreement.
•	10b5-1 Plan. The Company shall give you the opportunity to participate in a 10b5-1 plan commencing on the Effective Time on the same terms as provided to any other executive officer of the Company.
•	Irrevocable Grantor Trust. Not later than the Effective Time, the following amounts shall be placed in an irrevocable “rabbi trust” (which shall be a grantor trust consistent with the form prescribed by IRS Revenue Procedure 92-64) for your benefit (the “Grantor Trust”): (i) the cash severance amounts described in Sections 1(b), 1(c) and 1(d) of Exhibit A, (ii) the cash amount set forth in Section 2(a) of Exhibit A, (iii) the deferred compensation amount set forth on Section 2(d) of Exhibit A, and (iv) the Incentive Compensation. The amounts in the Grantor Trust will vest and will be paid to you in accordance with the timing set forth in Exhibit A. The grantor of the Grantor Trust shall be the Company and the trustee of the Grantor Trust shall be a bank or trust company as reasonably agreed upon between you and the Company. With respect to the Annual Bonus (as defined in the NHP Employment Agreement) described in Section 1(b) of Exhibit A, an estimated amount equal to $910,000 (the “Estimated 2011 Bonus”) shall be placed into the Grantor Trust not later than the Effective Time. Within thirty (30) days after the end of the 2011 calendar year, a pro-rated portion of your actual Annual Bonus for such year shall be determined (the “Actual 2011 Bonus”) by a subcommittee of the Board comprised of (i) two members of the Board who were each a member of the board of directors of NHP immediately prior to the Effective Time (but shall not include you) and (ii) one member of the Board who was not a member of the board of directors of NHP immediately prior to the Effective Time. Any excess of the Estimated 2011 Bonus over the Actual 2011 Bonus will be promptly returned by the Grantor Trust to the Company, and any excess of the Actual 2011 Bonus over the Estimated 2011 Bonus will be promptly paid to you by the Company. The amounts in the Grantor Trust shall be placed in cash or cash equivalents, including U.S. Treasury bills and certificates of deposit. Upon the satisfaction of the portion of the amounts described above in accordance with the terms of this Letter and Exhibit A hereof, the Grantor Trust shall be terminated.

•	Additional Payments by the Company. Notwithstanding anything in this Letter to the contrary, Section IV(5) of your NHP Employment Agreement relating to “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), shall survive and remain in effect in respect of the “change of ownership” (as such term is used in Section 280G of the Code) of NHP which occurs by virtue of the transactions described in the Merger Agreement (the “280G Gross Up”); provided that, the following terms shall apply:
Within 10 days following the Effective Time, the Company shall submit a proposed computation of the amount that must be paid to you such that after the payment of (i) the excise tax payable under Section 4999 of the Code by you in respect of any amounts payable to you and (ii) any and all federal and state income, excise and other tax payable by you on the increased amounts payable hereunder, the amount received by you is equal to all severance amounts payable by the Company to you (the “Proposed 280G Calculation”), which Proposed 280G Calculation shall be substantially the same as the 280G calculation which is attached as Exhibit C hereto (other than in respect of facts which have changed since the date of this letter (e.g., the Company stock price), for your review and comment, which comments shall be made within 10 days of your receipt of the Proposed 280G Calculation. For purposes of making the Proposed 280G Calculation, the Company shall assume that you pay U.S. federal and state income tax at the highest marginal rates applicable to an individual resident of California, with the Federal rate being adjusted to take into account the deduction against federal taxable income for state income taxes.
The Company shall be obligated, in good faith, to review any of your suggested modification to the Proposed 280G Calculation, and consider changes based thereon. The Company shall make a final determination of the amount payable to you pursuant to the 280 Gross Up within 15 days of receiving any suggested modifications from you (or immediately after 10 days of your receipt of the Proposed 280G Calculation in the event you do not make any suggested modifications), and such final determination shall become the “Final Calculation.” Any time after the date the Company determines the Final Calculation, upon your written request to the Company, the Company shall pay to you the amount determined by the Final Calculation as soon as practicable and no later than 10 days after receiving your written request; provided however, the Final Calculation shall be paid no later than the end of the first year following the year in which the related taxes are remitted to the appropriate taxing authority. You shall report, for U.S. federal and state income tax purposes, in a manner that is consistent with the Final Calculation (the “Reported Position”).

Without duplication of the 280G Gross Up, the Company shall indemnify you for any additional tax, penalty and interest, and legal, accounting, and related costs (including tax return preparation and defense) incurred by you as a result of the application of either Code Section 4999 or any similar provision of state or local income tax law, to any severance amounts payable by the Company to you. Any amount for which you are indemnified under the preceding sentence (“Indemnified Amount”) shall be computed on an after-tax basis, taking into account any income, excise or other taxes, including interest and penalties. Upon payment of any Indemnified Amount, or (if the Indemnified Amount is not yet payable) upon the Company’s written affirmation of the Company’s obligation to indemnify you with respect to the Reported Position, the Company shall be entitled, at its sole expense, to control the contest of any disallowance or proposed disallowance of the Reported Position (a “Contest”), and you agree to cooperate in good faith in connection with a Contest, including, without limitation, executing powers of attorney and other documents, and providing information relating to such Contest requested by the Company, all at the reasonable request of the Company. An Indemnified Amount shall be payable by the Company whenever the related amount is payable to a taxing authority or whenever you incur an expense or cost described in the first sentence of this paragraph. Following payment by the Company of any Indemnified Amount, if the Reported Position is sustained by the Internal Revenue Service or the courts, the Company shall be entitled to any resulting receipt of interest or refund of taxes, interest and penalties that were properly attributable to the Indemnified Amount. If the Reported Position is sustained in whole or in part in a final resolution of a Contest, and if the Indemnified Amount therefore exceeds the amount of taxes, penalties and interest payable by you as a result of the Reported Position (determined on an after-tax basis after taking into account payments made pursuant to the preceding sentence and this sentence), any such excess portion of the Indemnified Amount shall be returned by you to the Company. The Company shall make any payment of an Indemnified Amount to you as soon as practicable, but not later than 10 days after you have provided to the Company a written notice that you have remitted the taxes or incurred the expense to which the Indemnified Amount is related; provided however, any Indemnified Amount shall be paid no later than the end of the first year following the year in which the related taxes are remitted to the appropriate taxing authority, or where as a result of a Contest no taxes are remitted, no later than the end of the year following the year in which the Contest is completed or there is a final and nonappealable settlement or other resolution of the Contest (for the avoidance of doubt, the foregoing proviso shall not permit the Company to delay the payment of the Indemnified Amount to you beyond 10 days after you have provided to the Company a written notice that you have remitted the taxes or incurred the expense to which the Indemnified Amount is related).
•	Other Payments and Benefits. Except as provided in this Letter, any payments or benefits to which you are entitled pursuant to the terms of any NHP benefit plans, agreements and arrangements as of the date hereof shall be governed by the terms of such plans, agreements and arrangements.

•	Confidentiality. You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential business information and knowledge or data relating to the Company and its business which shall have been obtained during your employment by the Company and which shall not be or become public knowledge (other than by acts of you or your representatives in violation of this Letter). After the Termination Date, you shall not, without the prior written consent of the Board, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company or those designated by it. For the avoidance of doubt, nothing in this paragraph shall be deemed to be a “non-compete” provision.
•	Restrictive Covenants. You shall not during the Term and through the period ending on June 30, 2012 (the “Restricted Period”), either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States or in any location outside the United States where the Company conducts business: (i) soliciting to hire, recruit or employ any person who is, or during the six-month period preceding such activity was, employed by the Company or any subsidiary, or causing or attempting to cause any third party to do any of the foregoing or (ii) performing services as an employee, director, officer, consultant, independent contractor or advisor; or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest in any Prohibited Entity (as defined below); provided however, on or after January 1, 2012, you shall have the right to terminate the Restricted Period by providing written notice (“Non-Compete Termination Notice”) to the Company of such intent and making a lump-sum cash payment of $8 million to the Company no later than five (5) business days following the delivery to the Company of the Non-Compete Termination Notice.
Nothing in the foregoing clause (ii) shall however, restrict you from (A) making an investment in or owning up to five percent (5%) of the common stock of any company, provided that such investment does not give you the right or ability to control or influence the policy decisions of any Prohibited Entity, and provided further that you may, with the advance written consent of the Chief Executive Officer of the Company, make investments in over five percent (5%) of the common stock of a company, or (B) performing services as an employee, director, officer, consultant, independent contractor or advisor for any entity that is not a Prohibited Entity. For purposes of this Letter, a “Prohibited Entity” means any of the following entities and any of their respective parents, affiliated entities, or subsidiaries: (1) HCP, Inc., (2) Health Care REIT, Inc., (3) Healthcare Trust of America, Inc., (4) H&R REIT or (5) Grubb & Ellis Healthcare REIT.

•	Section 409A of the Code. Each amount to be paid or benefit to be provided pursuant to this Letter shall be construed to be a separately identified payment for purposes of Section 409A of the Code. If, at the time of your termination of employment, you are a “specified employee” (as defined in Section 416(i) of the Code and the regulations and other published guidance under Section 409A of the Code) and the Company’s stock is publicly traded on an established securities market or otherwise, any portion of the payments or benefits under this Letter that would otherwise be subject to taxation pursuant to Section 409A of the Code shall be payable not earlier than the earlier of (i) six (6) months after the date of your termination for any reason other than death, or (ii) the date of your death. As soon as practicable following the earlier of (i) or (ii), and in any event within ten (10) business days of such date, you shall receive the entire amount that would have been paid earlier but for such six (6) month delay. Notwithstanding any provision of this Letter to the contrary, to the extent necessary to avoid the imposition of any taxes under Section 409A of the Code, no payment or distribution under this Letter that becomes payable by reason of your termination of employment with the Company will be made to you unless your termination of employment constitutes a “separation from service” (as such term is defined in the Treasury Regulations issued under Section 409A of the Code). The Company and you intend that no payments or benefits to you under this Letter or any other compensation plan or arrangement shall be subject to the tax imposed under Section 409A of the Code, and this Letter is to be interpreted according to such intention and administered by the Company in accordance with such interpretation and Section 409A of the Code. No payment to be made under this Letter shall be made at a time earlier than that provided for in this Letter unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A of the Code. With regard to any provision herein that provides for reimbursement of expenses, except as permitted by Section 409A of the Code, (i) the right to reimbursement shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement provided during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, and (iii) such payments shall be made in accordance with the Company’s applicable policies, but in no event later than on or before the last day of your taxable year following the taxable year in which the expense occurred (for the avoidance of doubt, the foregoing proviso shall not permit the Company to delay the payments beyond what is required under the Company’s applicable policies). The Company and you further agree to act reasonably and to cooperate to amend or modify this Letter or any other such compensation arrangement to the extent reasonably necessary to avoid the imposition of tax under Section 409A of the Code. Pursuant to Treasury Regulations Section 1.409A-1(h)(4), there shall be no “separation from service” upon the Effective Time.
•	No Set-Offs. The Company’s obligations to make the payments provided for in this Letter and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, defense or other claim, right or action which the Company may have against you or others. You shall not be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter, and in the event you do seek other employment, the terms of such employment (including any compensation received in conjunction therewith) shall not modify, mitigate or offset the amounts payable to you under any of the provisions of this Letter.

•	General. This Letter shall be governed by and construed in accordance with the laws of the State of Illinois. Any disputes arising in connection with, or actions to enforce, this Letter shall be resolved by arbitration as provided in Section X of the NHP Employment Agreement. Notwithstanding the foregoing sentence, in any arbitration to enforce any of the provisions or rights under this Letter or the surviving provisions of the NHP Employment Agreement, each party shall bear its own expenses. The captions of this Letter are not part of the provisions hereof and shall have no force or effect. Except as explicitly provided, this Letter contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements (including the NHP Employment Agreement), promises, covenants, arrangements, communications, whether written or oral, with respect to the subject matter hereof. This Letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Letter shall not affect the validity or enforceability of any other provision of this Letter. Any failure by you or the Company to insist upon strict compliance with any provision hereof or any other provision of this Letter, or the failure to assert any right you or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Letter.
•	Successors. This Letter is personal to you and without the prior written consent of the Board shall not be assignable by you otherwise than by will or by the laws of descent and distribution. This Letter shall inure to the benefit of and be enforceable by your legal representatives. This Letter shall inure to the benefit of and be binding upon the Company and its successors and assigns.
•	Directors and Officers Insurance. You shall have indemnification rights against the Company no less favorable than those for other executives or directors of the Company, and you shall be covered under directors and officers liability insurance on the most favorable terms as provided to any other executive officer of the Company from the Effective Time until no potential liability exists for you after the period of your employment hereunder.
•	Legal Expenses. The Company shall reimburse all legal expenses incurred by you in the preparation, negotiation and execution of this Letter, the Grantor Trust and any other related documents, at your counsel’s regular hourly rates, and such expenses shall be reimbursed to you as soon as practicable, but not later than 10 days after you have provided to the Company written evidence, reasonably satisfactory to the Company, that you have incurred any such legal fees expense, regardless of whether the Merger Agreement terminates before the Effective Time.
•	Tax Preparation Expenses. The Company shall reimburse all expenses not to exceed $10,000 incurred by you in the preparation of your 2011 income tax return, and such expenses shall be reimbursed to you as soon as practicable, but not later than 10 days after you have provided to the Company written evidence, reasonably satisfactory to the Company, that you have incurred any such expense.

•	Non-Exclusivity of Rights; Controlling Agreement. Nothing in this Letter shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company for which you may qualify, nor shall anything herein limit or otherwise affect such rights as you may have under any contract or agreement with the Company. Amounts which are vested or which you are otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement (other than this Letter) with the Company at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Letter. Notwithstanding any other provision of any plan, policy, award agreement, practice or program in which you participate, in the event there is any conflict between the terms of such plan, policy, award agreement practice or program with the rights that you have under this Letter with regard to payments, vesting or any other matter, this Letter shall control.
•	Notices.
If to you:
Douglas M. Pasquale
900 E Balboa Blvd.
Newport Beach, CA 92611
With a copy to:
Matthew R. Perkins
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
If to the Company:
Ventas, Inc.
10350 Ormsby Park Place
Suite 300
Louisville, Kentucky 40223
Attn: General Counsel
With a copy to:
Michael J. Segal
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019

On behalf of the Board, we are excited that you have agreed to accept this offer of employment and look forward to the consummation of the transactions described in the Merger Agreement and the commencement of your employment. Please sign in the space provided below to formally accept this Letter and return the original to me.

Very Truly Yours,
By:	/s/ Debra A. Cafaro
	Name:	Debra A. Cafaro
	Title:	Chief Executive Officer

Acknowledgement:
I accept the position as offered under the terms and conditions set forth in this Letter.

/s/ Douglas M. Pasquale Name: Douglas M. Pasquale	6/30/2011 Date: